Exhibit 3.21

Execution Copy

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

January 19, 2006

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1	Name of the Company	9
Section 2.2	Purpose	9
Section 2.3	Registered Office; Registered Agent	9
Section 2.4	Principal Office	10
Section 2.5	Term	10
Section 2.6	Members	10
Section 2.7	NWQ Representative	10
Section 2.7	Title to Property	10
Section 2.8	Fiscal Year	10

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND ALLOCATIONS;
DISTRIBUTIONS

Section 3.1	Classes of Membership Interests; Capital Contributions	10
Section 3.2	Capital Accounts	11
Section 3.3	Allocation of Net Profits and Net Losses	11
Section 3.4	Distributions	13
Section 3.5	Preferred Return	15

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.1	Management in General	16
Section 4.2	Management Expenses	17
Section 4.3	Executive Committee and Officers	17
Section 4.4	Service Fees	17
Section 4.5	Bonus Pool	18

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NWQ INVESTMENT MANAGEMENT COMPANY, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Second Amended and Restated Limited Liability Agreement (this “Agreement”) of NWQ Investment Management Company, LLC (the “Company”), dated as of January 19, 2006, by and among Nuveen Investments, Inc., a Delaware corporation (“Nuveen”), 2049 Managers, LLC, a Delaware limited liability company (“Management LLC”), the other Persons identified on Exhibit A hereto (the “Interest Schedule”) as Members, and such other Persons who may from time to time become members of the Company in accordance with the provisions hereof (each, a Member, and collectively, the “Members”).

WHEREAS, a limited liability company was formed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) and a Limited Liability Company Agreement (the “Initial Agreement”) was entered into as of May 28, 2002 with respect to the Company;

WHEREAS, an Amended and Restated Limited Liability Agreement (the “First Amended Agreement”) was entered into as of May 28, 2002, by and among Nuveen (then known as The John Nuveen Company) and Management LLC, in connection with the acquisition by Nuveen of all of the capital stock of NWQ Investment Management Company, Inc. (“Old NWQ”) from Old Mutual (US) Holdings, Inc. and the subsequent merger of Old NWQ with and into the Company;

WHEREAS, the Members desire to amend and restate the First Amended Agreement in order to provide certain employees of the Company with an opportunity to invest and participate in the future economic growth of the Company beyond current investment and participation levels, with the goal of retaining and incentivizing such employees; and

WHEREAS, the Members wish to set out fully their respective rights, powers, obligations and duties regarding the Company and its affairs, assets, liabilities and the conduct of its management, business and operations.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions. As used in this Agreement, the following terms shall have the respective meanings specified as referred to in this Article I:

(a)                                                  “Act” has the meaning set forth in the recitals hereto.

(b)                                 “Adjusted EBITA” for a given Fiscal Year shall mean earnings before income tax expense, investment income and interest expense, any expense related to the issuance or vesting of any Interests that have been issued or awarded on or prior to the date hereof and any expense related to the amortization of goodwill and intangible assets of the Company.

(c)                                  “Adjusted EBITA Excess Amount” shall mean, for each Fiscal Year, the amount by which Adjusted EBITA for such Fiscal Year exceeds the Adjusted EBITA Threshold.

(d)                                 “Adjusted EBITA Threshold” shall mean (A) for Fiscal Year 2006, $85,106,325.00, and (B) for Fiscal Year 2007 and each subsequent Fiscal Year, an amount equal to the prior Fiscal Year’s Adjusted EBITA Threshold multiplied by one and three hundredths (1.03).

(e)                                  “Affiliate” shall mean, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party.

(f)                                    “Agreement” has the meaning set forth in the preamble hereto.

(g)                                 “Base Bonus Pool” has the meaning set forth in Section 4.5.

(h)                                 “Bonus Pool” has the meaning set forth in Section 4.5.

(i)                                     “Breaching Member” has the meaning set forth in Section 8.1.

(j)                                     “Call Interests” shall mean, with respect to the exercise of a given Call Right or Change of Control Call Right, the Interests the Managing Member has elected to purchase pursuant to such Call Right or Change of Control Call Right.

(k)                                  “Call Right” has the meaning set forth in Section 5.3(a).

(l)                                     “Catch-Up Distribution” has the meaning set forth in Section 3.4.

(m)                             “Cause” shall mean a Member’s (i) breach of any of the material terms of this Agreement, including, without limitation, the provisions of Section 8.1 hereof; (ii) conviction, or a plea of guilty or nolo contendere, to a charge of commission of a crime involving fraud or dishonesty or otherwise engaging in illegal conduct which is or could reasonably be expected to be injurious to the business or reputation of the Company or its Affiliates; (iii) willful misconduct in the performance of a Member’s duties to the Company or its Affiliates, including, without limitation, a Member’s willful refusal to carry out any proper direction by the Managing Member or an appropriate officer of the Company; (iv) willful failure to comply with the Code of Ethics applicable to Company personnel; (v) habitual or willful neglect of duties to the Company or its Affiliates, (vi) material breach of the Confidentiality and Intellectual Property Agreement that the Member has entered into with the Company or its Affiliates; or (vii) any act that has a direct, substantial and adverse effect on the reputation, revenue or profitability of the Company or its Affiliates, provided that, with respect to any Member having an effective employment or retention agreement with the Company or its Affiliates containing a different definition of Cause (or any derivation thereof), the definition contained in such employment or retention agreement shall apply to such Member for as long as such agreement is in effect.

(n)                            “Change of Control Call Right” has the meaning set forth in Section 5.3(b).

(o)                            “Change of Control Transaction” shall mean a sale to a third party that is not an Affiliate of the Managing Member of all or substantially all of (i) the assets of the Company or (ii) the Class 1 Interests.

(p)                            “Class 1 Cap” shall mean $14,500,000.

(q)                            “Class 1 Interests” has the meaning set forth in Section 3.1.

(r)                               “Class 1 Member” shall mean a Member holding a Class 1 Interest.

(s)                             “Class 2 Cap” shall mean $1,077,000.

(t)                               “Class 2 Interests” has the meaning set forth in Section 3.1.

(u)                            “Class 2 Member” shall mean a Member holding a Class 2 Interest.

(v)                            “Class 3 Cap” shall mean $1,875,000.

(w)                          “Class 3 Interests” has the meaning set forth in Section 3.1.

(x)                              “Class 3 Member” shall mean a Member holding a Class 3 Interest.

(y)                            “Class 4 Interest” has the meaning set forth in Section 3.1.

(z)                              “Class 4 Member” shall mean a Member holding a Class 4 Interest.

(aa)                     “Class 7 Distribution Amount” has the meaning set forth in Section 3.4.

(bb)                        “Class 7 Distribution Cap” shall mean (A) $247.88 for Fiscal Year 2006, (B) $535.43 for Fiscal Year 2007 and (C) the product of the prior year’s Class 7 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2008 and each Fiscal Year thereafter.

(cc)                          “Class 7 Distribution Percentage” shall mean three thousandths of a percent (0.003%).

(dd)                          “Class 7 Interests” has the meaning set forth in Section 3.1.

(ee)                            “Class 7 Member” shall mean a Member holding a Class 7 Interest.

(ff)                                “Class 8 Distribution Amount” has the meaning set forth in Section 3.4.

(gg)                          “Class 8 Distribution Cap” shall mean $643.77 for Fiscal Year 2008 and the product of the prior year’s Class 8 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2009 and each Fiscal Year thereafter.

(hh)                          “Class 8 Distribution Percentage” shall mean two thousand two hundred twenty five millionths of a percent (0.002225%).

(ii)                                  “Class 8 Interests” has the meaning set forth in Section 3.1.

(jj)                                  “Class 8 Member” shall mean a Member holding a Class 8 Interest.

(kk)                          “Class 9 Distribution Amount” has the meaning set forth in Section 3.4.

(ll)                                  “Class 9 Distribution Cap” shall mean $928.36 for Fiscal Year 2009 and the product of the prior year’s Class 9 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2010 and each Fiscal Year thereafter.

(mm)                    “Class 9 Distribution Percentage” shall mean two thousand two hundred twenty five millionths of a percent (0.002225%).

(nn)                        “Class 9 Interests” has the meaning set forth in Section 3.1.

(oo)                        “Class 9 Member” shall mean a Member holding a Class 9 Interest.

(pp)                          “Class 10 Distribution Amount” has the meaning set forth in Section 3.4.

(qq)                          “Class 10 Distribution Cap” shall mean $1,255.97 for Fiscal Year 2010 and the product of the prior year’s Class 10 Distribution Cap and one and five one hundredths (1.05) for Fiscal Year 2011 and each Fiscal Year thereafter.

(rr)                                “Class 10 Distribution Percentage” shall mean two thousand two hundred twenty five millionths of a percent (0.002225%).

(ss)                            “Class 10 Interests” has the meaning set forth in Section 3.1.

(tt)                                “Class 10 Member” shall mean a Member holding a Class 10 Interest.

(uu)                          “Closing” has the meaning set forth in the recitals hereto.

(vv)                          “Closing Date” shall mean, with respect to a Call Right, the date specified for the closing of the purchase and sale of Call Interests pursuant to the notice required by Section 5.3(a), and, with respect to the Change of Control Call Right, the date specified for the closing of the purchase and sale of Call Interests pursuant to the notice required by Section 5.3(b).

(ww)                      “Code” has the meaning set forth in Section 3.2.

(xx)                              “Company” has the meaning set forth in the preamble hereto.

(yy)                          “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Gross Asset Value of the asset is positive, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

(zz)                              “EBITDA” for a given Fiscal Year shall mean the Pre-Bonus Operating Income for such Fiscal Year less the Bonus Pool for such Fiscal Year.

(aaa)                      “Event of Forfeiture” means, with respect to any Member, that such Member has failed to take any action required by, or has taken any action prohibited by, Section 8.1.

(bbb)                   “Executive Committee” has the meaning set forth in Section 4.3.

(ccc)                      “Fair Market Multiple” shall mean twelve (12); provided that if in the good faith judgment of the Managing Member and the Non-Managing Members it is clear that such multiple is not within the range of multiples that would result at the time of such determination in fair market value being paid in respect of any Interests called pursuant to a Call Right, taking into account such factors as, without limitation, then-existing market conditions, the Company’s business risk profile and such other factors as may be relevant to such determination, then the Managing Member and the Non-Managing Members shall in good faith agree at such time on an appropriate process for determining a Fair Market Multiple within such range.

(ddd)                   “Fair Market Value” has the meaning set forth in Section 5.3(c).

(eee)                      “First Amended Agreement” has the meaning set forth in the preamble hereto.

(fff)                            “Fiscal Year” shall have the meaning set forth in Section 2.9.

(ggg)                   “Fixed Annual Service Fee” shall have the meaning set forth in Section 4.4.

(hhh)                   “Good Reason” shall mean, with respect to any Member having an effective employment agreement with the Company and containing such a definition, “Good Reason” as defined in such agreement for as long as such agreement is in effect, but the concept of a termination for Good Reason and the rights and obligations under this Agreement associated therewith shall be inapplicable and of no force and effect for any other Member or at any other time.

(iii)                             “Gross Asset Value” means, with respect to any Company asset, the adjusted basis of such asset for Federal income tax purposes, except as follows:

(1)                                  The initial Gross Asset Value of any Company asset (other than cash) contributed by a Member to the Company shall be the gross fair market value of such Company asset as of the date of such contribution, as determined in good faith by the Managing Member;

(2)                                  The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Interest unless the Managing Member determines that such adjustment is not necessary to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(3)                                  The Gross Asset Value of a Company asset distributed to any Member shall be the gross fair market value of such Company asset as of the date of distribution thereof, as determined in good faith by the Managing Member; and

(4)                                  If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (1) or (2) above, such Gross Asset Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Net Profits and Net Losses.

(jjj)                             “Incidental Value Products” has the meaning set forth in Section 8.1.

(kkk)                    “Initial Agreement” has the meaning set forth in the recitals hereto.

(lll)                             “Interest” has the meaning set forth in Section 2.8.

(mmm)           “Interest Schedule” has the meaning set forth in the preamble hereto.

(nnn)                      “Investment Management Services” shall mean any services which involve (i) the management, for a fee or other remuneration, of an account, investment company, investment vehicle or fund, or, in each case, a portion thereof or group thereof, or (ii) the giving of advice, for a fee or other remuneration, with respect to the investment of specific assets or funds (or a specific portion thereof) or any specific group of assets or funds; provided, however, that Investment Management Services shall not include the giving of general investment advice that is not related to an identifiable investment account or fund (or portion thereof) or group of investment accounts or funds for which the advisor (or the entity for which such advisor is employed or provides services) does not receive any fee or other remuneration.

(ooo)                 “J.A.M.S. Rules” has the meaning set forth in Section 8.15.

(ppp)                 “Management LLC” has the meaning set forth in the preamble hereto.

(qqq)                 “Management LLC Agreement” means the Limited Liability Company Agreement of 2049 Managers, LLC, dated as of May 28, 2002.

(rrr)                          “Managing Member” has the meaning set forth in Section 4.1(a).

(sss)                    “Member” has the meaning set forth in the preamble hereto.

(ttt)                          “Net Profit” or “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (including for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1)), with the following adjustments:

(1)                                  Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(2)                                  Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (other than expenses in respect of which an election is properly made under Section 709 of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(3)                                  In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (2) or (3) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of an asset) or loss (if the adjustment decreases the Gross Asset Value of an asset) from the disposition of such Company asset for purposes of computing Net Profit or Net Loss;

(4)                                  Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company asset disposed of, notwithstanding that the adjusted tax basis of such Company asset may differ from its Gross Asset Value;

(5)                                  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(6)                                  Any items separately allocated under Section 3.3(d) will be disregarded.

(uuu)                   “Non-Managing Members” shall mean any Member other than the Member owning the majority of the Class 1 Interests.

(vvv)                   “Notices” has the meaning set forth in Section 8.4.

(www)             “Nuveen” has the meaning set forth in the preamble hereto.

(xxx)                         “NWQ Representative” has the meaning set forth in Section 2.7.

(yyy)                   “Old NWQ” has the meaning set forth in the recitals hereto.

(zzz)                         “Person” shall mean any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(aaaa)                “Pre-Bonus Operating Income” for a given Fiscal Year shall mean earnings before income tax, depreciation, investment income, interest expense, amortization expense and any expense related to the issuance or vesting of any Interests that have been issued or awarded on or prior to the date hereof of the Company for such Fiscal Year and before any reduction for the Bonus Pool for such Fiscal Year.

(bbbb)            “Pre-Bonus Operating Income After Base Bonus Pool” for a given Fiscal Year shall mean the Pre-Bonus Operating Income for such Fiscal Year less the Base Bonus Pool for such Fiscal Year.

(cccc)                “Preferred Return” has the meaning set forth in Section 3.5(a).

(dddd)            “Prohibited Investment Management Services” shall mean, directly or indirectly, for or on behalf of any Person, firm, corporation or other entity other than the Company or any of its Affiliates, performing any Investment Management Services that are competitive with the Investment Management Services provided or under development by the Company or any of its Affiliates at the time the applicable Member is or was employed by the Company, whether being provided in the capacity as a named advisor or through a sub-advisory role.

(eeee)                “Prohibited Solicitation Activities” shall mean any of the following activities, whether undertaken directly or indirectly:

(1)                                  attempt in any manner to persuade any Person that the applicable Member knows or should know is a client of the Company or any of its Affiliates (or was a client within the six-month period preceding such attempt) to cease to do business or to reduce the amount of business which any client has customarily done or contemplates doing with the Company or any of its Affiliates, whether or not the relationship between the Company or such Affiliate and such client was originally established, in whole or in part, through the Member’s efforts;

(2)                                  solicit for the purpose of providing investment management, investment advisory or related consulting services to any Person that the applicable Member knows or should know is a client of the Company or any of its Affiliates (or was a client within the six-month period preceding such solicitation) unless such solicitations are rendered as an employee of the Company, whether or not the relationship between the Company or any of its Affiliates and such client was originally established, in whole or in part, through the Member’s efforts;

(3)                                  solicit for employment or service any person employed by or providing services to the Company or any of its Affiliates or any person who was during the six-month period preceding such solicitation employed by or providing services to the Company or any of its Affiliates; and

(4)                                  hire as an employee, consultant or service provider any person employed by or providing services to the Company or any of its Affiliates or any person who was during the six-month period preceding such solicitation employed by or providing services to the Company or any of its Affiliates.

(ffff)                        “Purchase and Sale Agreement” has the meaning set forth in Section 5.3.

(gggg)            “Repurchase Price” shall mean the price paid or payable by the Company to a Member in respect of his or her Interests as set forth under Section 5.3.

(hhhh)            “Residual Profit” has the meaning set forth in Section 3.5(b).

(iiii)                            “Restricted Period” has the meaning set forth in Section 8.1.

(jjjj)                            “Securities Act” shall mean the Securities Act of 1933, as amended.

(kkkk)                “Trade Secrets and Confidential Information” has the meaning set forth in Section 8.1.

(llll)                            “Transfer” has the meaning set forth in Section 5.1.

(mmmm)    “Variable Bonus Pool” has the meaning set forth in Section 4.5.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1                                    Name of the Company. The name of the Company stated in its Articles of Organization is “NWQ Investment Management Company, LLC.”

Section 2.2                                    Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

Section 2.3                                      Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust

Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent of the Company at such address is The Corporation Trust Company.

Section 2.4                                      Principal Office. The principal office of the Company is located at 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

Section 2.5                                      Term. The Company shall continue in existence until the Company is dissolved as provided in this Agreement or the Act.

Section 2.6                                      Members. The name and mailing address of each Member is set forth on Exhibit B hereto.

Section 2.7                                      NWQ Representative. The NWQ representative, who shall have such rights and duties as are set forth in the Management LLC Agreement, shall be the President of Nuveen or his designee until replaced by the Managing Member (such representative, the “NWQ Representative”).

Section 2.8                                      Title to Property. A Member’s interest in the Company (each, an “Interest”) shall for all purposes be personal property. No holder of Interests or Member shall have any interest in specific Company assets or property, including assets or property contributed to the Company by such Member as a part of any capital contribution. The Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

Section 2.9                                      Fiscal Year. The Fiscal Year of the Company (the “Fiscal Year”) shall be from January 1st to December 31st.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS AND ALLOCATIONS;
DISTRIBUTIONS

Section 3.1                                      Classes of Membership Interests; Capital Contributions.

(a)                                  There shall be eight classes of Interests: “Class 1 Interests,” “Class 2 Interests,” “Class 3 Interests,” “Class 4 Interests,” “Class 7 Interests, “Class 8 Interests,” “Class 9 Interests,” and “Class 10 Interests.” The Company may in its discretion issue certificates to the Members representing the Interests held by each Member. As of the date hereof, Nuveen owns 100% of the Class 1, Class 2 and Class 3 Interests and 25% of the Class 4 Interests, and the other Members own 75% of the Class 4 Interests and 100% of the Class 7, Class 8, Class 9 and Class 10 Interests as set forth opposite their names on the Interest Schedule. The initial capital accounts of the Members shall be as set forth on the Interest Schedule. The assets and liabilities of the Company shall be held as a whole and shall not be accounted for separately for each class of Interests. The Members shall not be obligated to make any capital contributions to the Company, and all Interests issued to the Members shall be nonassessable.

(b)                                 The Class 1, Class 2, Class 3, and Class 4 Interests are all fully vested as of the date hereof. The Class 7 Interests shall vest in one installment on June 30, 2007. The Class 8 Interests shall vest in one installment on June 30, 2008. The Class 9 Interests shall vest in one installment on June 30, 2009. The Class 10 Interests shall vest in one installment on June 30, 2010.

Section 3.2                                      Capital Accounts. A separate capital account shall be maintained for each Member and such capital accounts shall be maintained in accordance with the provisions of § 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital account. No Member shall be entitled to receive any interest on its capital account. The original capital account established for any Member who acquires any Interests by virtue of a Transfer in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the capital account of the transferor of such Interests, and, for purposes of this Agreement, such Member shall be deemed to have made the capital contributions made by the transferor of such Interests (or made by such transferor’s predecessor in interest). In the event the transferor of such Interests retains any Interests, the transferor shall transfer a pro rata portion of the transferor’s capital account associated with such Interests to the transferee. Upon liquidation of the Company or of any Member’s Interest (in each case as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), liquidating distributions shall in all cases be made in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the taxable year of the Company during which such liquidation occurs (other than those made pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(b)(2) and -1(b)(2)(ii)(b)(3)), by the end of such taxable year (or, if later, within 90 days after the date of such liquidation). No Member shall be entitled to, and each Member hereby waives, any rights that it may have pursuant to Section 18-604 of the Act, as amended.

Section 3.3                                      Allocation of Net Profit and Net Loss.

(a)                                  If the Company has a Net Profit for the Fiscal Year, such Net Profit shall be allocated among the Members for purposes of maintaining the Members’ capital accounts in the following manner:

(1)                                  First, to all Class 2 Members in proportion to their respective Class 2 Interests until the cumulative amounts allocated to the Class 2 Members pursuant to this Section 3.3(a)(1) (net of cumulative Net Loss allocated to the Class 2 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 2 Members pursuant to Section 3.4(b) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(2)                                  Second, to all Class 3 Members in proportion to their respective Class 3 Interests until the cumulative amounts allocated to the Class 3 Members pursuant to this Section 3.3(a)(2) (net of cumulative Net Loss allocated to the Class 3 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 3 Members pursuant to Section 3.4(c) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(3)                                  Third, to all Class 4 Members in proportion to their respective Class 4 Interests until the cumulative amounts allocated to the Class 4 Members pursuant to this Section 3.3(a)(3) (net of cumulative Net Loss allocated to the Class 4 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 4 Members pursuant to Section 3.4(d) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(4)                                  Fourth, to all Class 7 Members in proportion to their respective Class 7 Interests until the cumulative amounts allocated to the Class 7 Members pursuant to this Section 3.3(a)(4) (net of cumulative Net Loss allocated to the Class 7 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 7 Members pursuant to Section 3.4(e) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(5)                                  Fifth, to all Class 8 Members in proportion to their respective Class 8 Interests until the amounts allocated to the Class 8 Members pursuant to this Section 3.3(a)(5) (net of cumulative Net Loss allocated to the Class 8 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 8 Members pursuant to Section 3.4(f) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(6)                                  Sixth, to all Class 9 Members in proportion to their respective Class 9 Interests until the amounts allocated to the Class 9 Members pursuant to this Section 3.3(a)(6) (net of cumulative Net Loss allocated to the Class 9 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 9 Members pursuant to Section 3.4(g) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i));

(7)                                  Seventh, to all Class 10 Members in proportion to their respective Class 10 Interests until the amounts allocated to the Class 10 Members pursuant to this Section 3.3(a)(7) (net of cumulative Net Loss allocated to the Class 10 Members in prior Fiscal Years) equal the cumulative amounts required to be distributed to the Class 10 Members pursuant to Section 3.4(h) with respect to the current and each prior Fiscal Year (disregarding the limitation set forth in Section 3.4(i)); and

(8)                                  Thereafter, all such Net Profits shall be allocated solely to the Class 1 Members in proportion to their respective Class 1 Interests.

(b)                                 For each Fiscal Year, if the Company has a Net Loss for the Fiscal Year, such Net Loss shall be allocated:

(1)                                  First, to the Class 1 Members in proportion to their respective positive capital account balances until such balances are reduced to zero;

(2)                                  Second, to the Class 2 Members, Class 3 Members, Class 4 Members, Class 7 Members, Class 8 Members, Class 9 Members and Class 10 Members in proportion to their respective positive capital account balances until such balances are reduced to zero; and

(3)                                  Thereafter, solely to the Class 1 Members in proportion to their respective Class 1 Interests.

(c)                                  It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated for federal income tax purposes in accordance with this Section 3.3 to the fullest extent permitted by §§ 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder. This Agreement shall be deemed to include a “qualified income offset” in accordance with Treasury Regulation section 1.704-1(b)(2)(ii)(d). The Managing Member will be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3.3 if necessary in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder or to effect the terms, purposes and conditions of this Agreement; provided that no such change has a material adverse effect upon the amount distributable to any Member hereunder.

(d)                                 For purposes of this Section 3.3, Depreciation shall be allocated solely to the Class 1 Members in proportion to their Class 1 Interests. A portion of the gain attributable to the sale or other disposition of a Company asset (including any gain treated as recognized upon the upward revaluation of the Gross Asset Value of a Company asset), in a cumulative amount up to the amount of Depreciation previously recognized with respect to such asset, shall be allocated solely to the Class 1 Members in proportion to their Class 1 Interests.

Section 3.4                                      Distributions. Except as expressly provided in this Section 3.4, no Member shall be entitled to receive any distribution from the Company except as otherwise determined by the Managing Member in its sole discretion. The distributions payable under this Section 3.4 with respect to any Interest for a given Fiscal Year shall be payable to the Member who holds such Interests of record as of the end of such Fiscal Year.

(a)                                  As promptly as practicable after the close of each Fiscal Year, each Class 1 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 1 Interests it holds) of:

(1)                                  for Fiscal Year 2005, EBITDA for such Fiscal Year in an amount up to the sum of (A) the Preferred Return for such Fiscal Year and (B) the Class 1 Cap;

(2)                                  for Fiscal Year 2006 and each Fiscal Year thereafter, EBITDA for such Fiscal Year in an amount up to the sum of (A) the Preferred Return for such Fiscal Year and (B) the Class 1 Cap less, if any, the aggregate distributions to the holders of Class 7 Interests, Class 8 Interests, Class 9 Interests and Class 10 Interests for the applicable Fiscal Year.

(b)                                 As promptly as practicable after the close of each Fiscal Year, each Class 2 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 2 Interests it holds) of the excess, if any, up to but not in excess of the Class 2 Cap, of (x) EBITDA for such Fiscal Year over (y) the Class 1 Cap.

(c)                                  As promptly as practicable after the close of such Fiscal Year, each Class 3 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 3 Interests it holds) of the excess, if any, up to but not in excess of the Class 3 Cap, of (x) EBITDA for such Fiscal Year over (y) the sum of (A) the Class 1 Cap, (B) the Preferred Return for such Fiscal Year and (C) the Class 2 Cap.

(d)                                 As promptly as practicable after the close of such Fiscal Year, each Class 4 Member shall be entitled to receive a distribution equal to its pro rata portion (based on the percentage of all of the Class 4 Interests it holds) of the excess, if any, of (x) EBITDA for such Fiscal Year over (y) the sum of (A) any distributions that the Class 1 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(a), (B) any distributions that the Class 2 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(b), (C) any distributions that the Class 3 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(c), (D) any distributions that the Class 7 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(e), (E) any distributions that the Class 8 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(f), (F) any distributions that the Class 9 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(g) and (G) any distributions that the Class 10 Members are entitled to receive in respect of such Fiscal Year pursuant to Section 3.4(h).

(e)                                  For Fiscal Year 2006 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 7 Interest shall be entitled to receive a distribution in respect of each Class 7 Interest held by such holder equal to the Class 7 Distribution Percentage multiplied by the Adjusted EBITA Excess Amount; provided, however, that in no event shall this distribution exceed the Class 7 Distribution Cap or be a negative number.

(f)                                    For Fiscal Year 2008 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 8 Interest shall be entitled to receive a distribution in respect of each Class 8 Interest held by such holder equal to the Class 8 Distribution Percentage multiplied by the Adjusted EBITA Excess Amount; provided, however, that in no event shall this distribution exceed the Class 8 Distribution Cap or be a negative number.

(g)                                 For Fiscal Year 2009 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 9 Interest shall be entitled to receive a distribution in respect of each Class 9 Interest held by such holder equal to the Class 9 Distribution Percentage multiplied by the Adjusted EBITA Excess Amount; provided, however, that in no event shall this distribution exceed the Class 9 Distribution Cap or be a negative number.

(h)                                 For Fiscal Year 2010 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 10 Interest shall be entitled to receive a distribution in respect of each Class 10 Interest held by such holder equal to the Class 10 Distribution Percentage multiplied by the Adjusted EBITA Excess Amount; provided, however, that in no event shall this distribution exceed the Class 10 Distribution Cap or be a negative number. For Fiscal Year 2010 and for each Fiscal Year thereafter, as promptly as practicable after the close of such Fiscal Year, the holder of each Class 10 Interest shall also be entitled to receive an additional distribution (a “Catch-Up Distribution”) in respect of each Class 10 Interest held by such holder equal to (A) one and six hundred seventy eight thousandths (1.678) multiplied by the amount calculated in the preceding sentence of this Section 3.4(e) less (B) the sum of (1) the amount distributed to each Class 7 Interest for Fiscal Year 2007, (2) the amount distributed to each Class 8 Interest for Fiscal Year 2008, and (3) the amount distributed to each Class 9 Interest for Fiscal Year 2009; provided, however, that if such amount as calculated pursuant hereto is less than zero, then the amount of the distribution shall be equal to zero.

(i)                                     Notwithstanding the foregoing, in the event that the amount distributable under Sections 3.4(a), (b), (c), (d), (e), (f), (g), and (h) would exceed the Net Profit for the Fiscal Year, the Managing Member shall have the authority to reduce such distributions to an amount equal to such Net Profit; provided that such reduction shall be made in the following order: (i) first, to the amount distributable under Section 3.4(a), (ii) second, to the amount distributable under Section 3.4(b), (iii) third, to the amount distributable under Section 3.4(c), (iv) fourth, to the amount distributable under Section 3.4(e), (v) fifth, to the amount distributable under Section 3.4(f), (vi) sixth, to the amount distributable under Section 3.4(g), (vii) seventh, to the amount distributable under Section 3.4(h), (viii) eighth, to the amount distributable under Section 3.4(d). In the event of any such reduction, the amount distributable by the Company under such Sections in subsequent Fiscal Years shall be increased by the amount of the prior reduction to the extent that the Net Profits in subsequent Fiscal Years exceed the amounts distributable under Sections 3.4(a), (b), (c), (d), (e), (f), (g) and (h) with respect to such Fiscal Years.

Section 3.5                                      Preferred Return.

(a)                                  (1)                                  Intentionally Omitted.

(2)                                  Intentionally Omitted.

(3)                                  The Preferred Return for each Fiscal Year shall be equal to the greater of (x) $0 or (y) EBITDA for such Fiscal Year minus the sum of (A) the Class 1 Cap, (B) the Class 2 Cap, (C) the Class 3 Cap and (D) the Residual Profits Amount for such Fiscal Year; provided that the Preferred Return for Fiscal Year 2008 and each Fiscal Year thereafter shall not exceed the Preferred Return for Fiscal Year 2007.

The Residual Profits Amount for each Fiscal Year shall be equal to the result of the following formula:

(T x C – P)/3

in each case, where:

T =       $45,000,000 for Fiscal Year 2005, $67,500,000 for Fiscal Year 2006, $91,000,000 for Fiscal Year 2007, and for each Fiscal Year thereafter shall equal 115% of T for the prior Fiscal Year;

P =         the cumulative amount that would have been paid by the Managing Member to the Non-Managing Members through the end of such Fiscal Year upon exercise of all of its Call Rights exercisable up to such time with respect to the Class 3 and Class 4 Interests of the Non-Managing Members less the amount paid that would have been paid with respect to the capital contributions with respect to such Interests; and

C =        a fraction, the numerator of which is the compound annual growth rate in Pre-Bonus Operating Income After Base Bonus Pool over the base amount of $18,630,000 through the end of such Fiscal Year, where 2003 is the first fiscal year and 2007 is the fifth fiscal year, minus 5%, and the denominator of which is 20%; provided that if C as so calculated (i) is less than 0, then C shall be 0 and (ii) is greater than 1, then C shall be 1.

ARTICLE IV

MANAGEMENT OF THE COMPANY

Section 4.1                Management in General.

(a)              The management and control of the business of the Company shall be vested exclusively in a position entitled the “Managing Member,” and the Managing Member shall have exclusive power and authority, in the name of and on behalf of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company; with or without the vote or consent of the Members in their capacity as such, except as specifically provided in this Agreement. Members, in their capacity as such, shall have no right to amend or terminate this Agreement or to appoint, select, vote for or remove the Managing Member, the officers or their agents or to exercise voting rights or call a meeting of the Members, except as specifically provided in this Agreement. No Member other than the Managing Member shall have the power to sign for or bind the Company to any agreement or document in its capacity as a Member, but the Managing Member may delegate the power to sign for or bind the Company to one or more officers.

(b)              The authority of the Managing Member over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act. The Managing Member shall, subject to all applicable provisions of this Agreement and the Act, be authorized in the name of and on behalf of the Company: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the Company’s business; and (ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of the Company, or to protect and preserve the Company’s assets, any such action taken by the

Managing Member being sufficient to bind the Company and conclusively evidencing the authority of the Managing Member and the Company with respect thereto. The Managing Member may delegate any or all of the foregoing powers to one or more of the officers.

(c)              The Managing Member need not be a resident of the State of Delaware. The Managing Member is required to be a Member, and shall hold office until its resignation or removal in accordance with the provisions hereof. As of the date hereof, the Managing Member is Nuveen. The Managing Member shall devote such time to the business and affairs of the Company as it deems necessary, in its sole discretion, for the performance of its duties, but in any event shall not be required to devote full time to the performance of such duties and may delegate its duties and responsibilities as provided in this Agreement.

(d)              Any Person dealing with the Company, the Managing Member or any Member may rely upon a certificate signed by the Managing Member as to (i) the identity of the Managing Member or any Member, (ii) any factual matters relevant to the affairs of the Company; (iii) the Persons who are authorized to execute and deliver any document on behalf of the Company; or (iv) any action taken or omitted by the Company or the Managing Member.

(e)              The Managing Member (whether an initial or a successor Managing Member) shall cease to be the Managing Member upon the earlier of (i) such Managing Member’s resignation or (ii) such Managing Member’s removal pursuant to the affirmative vote of the Members holding a majority of the Class 1 Interests. Any vacancy in the Managing Member position, whether occurring as a result of a Managing Member resigning or being removed, may be filled by appointment of a successor by the Members holding a majority of the Class 1 Interests.

Section 4.2                Management Expenses. The Company shall pay or reimburse the Managing Member for all reasonable travel expenses incurred by the Managing Member in accordance with its duties as Managing Member as well as (i) any out-of-pocket expenses incurred by the Managing Member in its role acting as Managing Member and (ii) the applicable portion of any expenses incurred by the Managing Member in connection with any initiative which involves the Company and one or more of the other Affiliates of the Managing Member.

Section 4.3                Executive Committee and Officers. The Company shall have a committee entitled the “Executive Committee,” which shall consist of such individuals as the Managing Member may determine, and shall initially consist of Michael Mendez, Jon Bosse and E.C. (Ted) Friedel. The Executive Committee shall be responsible for the day-to-day affairs and operations of the Company and shall otherwise have such powers and duties as from time to time may be conferred by the Managing Member. The Managing Member and the Executive Committee may also each appoint such officers of the Company as it shall determined to be advisable (in the case of the Executive Committee, following prior written notice to the Managing Member), and as of the date hereof the officers of the Company shall include a President, one or more Managing Directors, one or more Vice Presidents, a Treasurer, a Secretary and one or more Assistant Secretaries, and such other officers as the Managing Member from time to time may deem proper. All officers so designated shall each have such powers and duties as from time to time may be conferred by the Managing Member, which shall initially be as set forth on Exhibit C hereto. The members of the Executive Committee and the officers of the Company shall have the power to execute documents and contracts on behalf of the Company necessary in the ordinary course of business of the Company. Any number of titles may be held by the same person. Each member of the Executive Committee and each officer of the Company shall hold office until his or her successor shall be duly designated and qualified or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Managing Member; provided that a member of the Executive Committee must be at all times an employee of the Company or its subsidiaries, and upon the termination of such employment, such member shall immediately, and without further action, cease to serve as a member of the Executive Committee. Salaries and other compensation, if any, of the officers of the Company other than Executive Committee members shall be fixed by the Executive Committee in consultation with the Managing Member. Subject to the terms of any applicable employment agreement, salaries and other compensation, if any, of the members of the Executive Committee shall be fixed by the Managing Member. Subject to the terms of any applicable employment agreement, in assessing performance of the Executive Committee members, the Managing Member shall take into account qualitative performance factors, including focus on organizational development, team work, leadership and culture, in addition to business profitability, investment performance, market benchmarks or other more quantitative factors. Any delegation pursuant to this Section 4.3 may be revoked at any time by the Managing Member. As of the date hereof, the officers of the Company are as set forth on Exhibit D hereto.

Section 4.4                Service Fees. The Company shall pay to the Managing Member each year a fee (the “Fixed Annual Service Fee”) in respect of distribution, operational, administrative and other services made available to the Company by the Managing Member. The dollar amount of the Fixed Annual Service Fee for each Fiscal Year shall be established by agreement between the Company and the Managing Member within 45 days of the beginning of such Fiscal Year in an amount such that Pre-Bonus Operating Income (which for purposes of this Section 4.4 shall be net of the Fixed Annual Service Fee, depreciation and amortization (other than amortization of goodwill, profits interests and intangible assets of the Company)) for such Fiscal Year is estimated to target 85% of net revenues for such Fiscal Year, after a review of the actual results for the prior Fiscal Year and the operating plan for the current Fiscal Year, subject to adjustment as provided below. In the event that the Company and the Managing Member are unable to agree on the Fixed Annual Service Fee within such 45-day period, it shall be established by the Managing Member acting in good faith with a view towards such target percentage, and shall be communicated to the Company within 75 days of the beginning of such Fiscal Year. At the end of each Fiscal Year, in the event that the actual Pre-Bonus Operating Income (which for purposes of this Section 4.4 shall be net of the Fixed Annual Service Fee, depreciation and amortization (other than amortization of goodwill, profits interests and intangible assets of the Company)) for such Fiscal Year (taking into account the initial fee amount) (i) exceeded 85% of net revenues for such Fiscal Year, the Company shall pay to the Managing Member an additional service fee equal to one-half of the dollar amount of such excess, and (ii) was less than 85% of net revenues for such Fiscal Year, the Fixed Annual Service Fee shall be reduced (but not below zero) by an amount equal to one-half of the dollar amount of such shortfall.

Section 4.5                Bonus Pool. The total annual bonus pool of the Company for a given Fiscal Year (“Bonus Pool”) will be equal to the sum of (A) the minimum amount of the

Bonus Pool (the “Base Bonus Pool”) for such Fiscal Year, which shall be an amount equal to up to 10% of the Pre-Bonus Operating Income (which for purposes of this Section 4.5 shall be net of the service fees pursuant to Section 4.4, depreciation and amortization (other than amortization of goodwill, profits interests and intangible assets of the Company)) for such Fiscal Year, and (B) the variable amount of the Bonus Pool (the “Variable Bonus Pool”) for such Fiscal Year, which shall be an amount equal to up to 15% of the Pre-Bonus Operating Income (which for purposes of this Section 4.5 shall be net of service fees pursuant to Section 4.4, depreciation and amortization (other than amortization of goodwill, profits interests and intangible assets of the Company)) for such Fiscal Year.

ARTICLE V

TRANSFER OF INTERESTS; ADMISSION OF ADDITIONAL MEMBERS; CALL RIGHT

Section 5.1                Transferability of Interests.

(a)               Except as set forth in this Section 5.1 or in Section 5.4, no Permitted Transferee or Member may assign, sell, transfer or otherwise dispose of, whether voluntarily or involuntarily, in whole or in part (any such transaction, “Transfer”), any of its Interests unless the permitted Transferee or Member obtains the Managing Member’s prior written consent, which may be granted or withheld in the Managing Member’s sole discretion (provided that the Managing Member shall not unreasonably withhold its consent to any Transfer made by a Member solely for purposes of estate administration or tax planning and for no consideration, to the spouse, children or grandchildren of that Member, or a trust for their benefit); provided that any Permitted Transferee and any Member may Transfer his or her Interests pursuant to applicable laws of descent and distribution following the death of such Permitted Transferee or Member. No Permitted Transferee or non-Managing Member may pledge or encumber, whether voluntarily or involuntarily, in whole or in part, any of its Interests unless the Member obtains the Managing Member’s prior written consent, which may be granted or withheld in the Managing Member’s sole discretion.

(b)              Upon any Transfer, the Permitted Transferee must become a party to this Agreement and be bound by all of the terms and conditions of this Agreement, including, but not limited to, Section 5.3. Any Permitted Transferee whose acquisition of Interests is permitted in accordance with this Section 5.1 shall not become a Member of the Company, but shall instead acquire the rights of an assignee under the provisions of the Act. The right of any Permitted Transferee to receive the distributions contemplated in Article III shall be subject to the vesting and repurchase provisions applicable to the Member to whom the Interests were initially issued.

(c)               In no event shall the Transfer by a Member of his or her Interests relieve such Member of any obligations arising under this Agreement, including any obligations under Section 8.1. Until such time as all of the Interests issued to a Member are forfeited or repurchased, the Member who Transfers the Interests shall continue to be a Member and to be bound by the terms of this Agreement, and shall continue to exercise all voting and consent rights with respect to the Interests transferred.

(d)               Every Transfer of Interests permitted under this Section 5.1 shall be subject to the following requirements:

(1)           The Member transferring such Interests (or the executor or administrator of his or her estate) or the executor or administrator of the estate of any deceased Permitted Transferee shall establish that the proposed Transfer will not cause or result in a breach of any agreement binding upon the Company or any violation of law, including without limitation, federal or state securities laws, and the proposed Transfer would not cause the Company to be an investment company as defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC;

(2)           The Member (or the executor or administrator of his or her estate) or the executor or administrator of the estate of any deceased Permitted Transferee transferring such Interests shall have complied with all provisions of this Agreement, including, without limitation, this Section 5.1; and

(3)           The transferee shall execute a counterpart of this Agreement and shall deliver such other documents or instruments as may be required by the Managing Member to reflect the provisions hereof, which may include without limitation, a favorable opinion of reputable legal counsel.

(e)               Any purported Transfer, pledge or encumbrance of any Interest or any part thereof not in compliance with this Agreement shall be void and of no force or effect.

Section 5.2                Admission of Additional Members. Except as provided in Section 5.1, one or more additional Class 7 Members, Class 8 Members, Class 9 Members or Class 10 Members may be admitted to the Company by the Managing Member only with the consent of the Members holding a majority of the Interests of the Class to which such additional Members are to be admitted; provided, however, that no such consent shall be required if the addition of such Members does not result in any dilution to the distributions that would otherwise be made hereunder with respect to the applicable Class of Interests. One or more additional Class 1 Members may be admitted to the Company upon consent of the Managing Member.

Section 5.3                Call Right and Change of Control Call Right.

(a)               The Managing Member will have the right (individually, a “Call Right” and collectively, the “Call Rights”) at its election to require the Non-Managing Members to sell their respective Class 4 Interests, Class 7 Interests, Class 8 Interests, Class 9 Interests and Class 10 Interests to the Managing Member in accordance with this Section 5.3 for a per Interest purchase price equal to the Fair Market Value for such Interest to be paid in cash, or if the Managing Member and the Non-Managing Members mutually agree, in a combination of cash and common stock of the Managing Member or its Affiliates. The Managing Member may exercise its Call Rights with respect to Class 4 Interests once during the first quarter of each Fiscal Year beginning 2006 through and including 2008 upon written notice to the Non-Managing Members delivered no later than February 15 of such Fiscal Year. The Call Rights with respect to the Class 4 Interests will be exercisable:

(1)           in 2006, with respect to 33 1/3% of the Class 4 Interests held by the Non-Managing Members;

(2)           in 2007 if the Call Right pursuant to Section 5.3(a)(1) has been exercised, with respect to 33 1/3% of the Class 4 Interests held by the Non-Managing Members; and

(3)           in 2008 if the Call Right pursuant to Section 5.3(a)(2) has been exercised, with respect to 33 1/3% of the Class 4 Interests held by the Non-Managing Members.

In addition, the Managing Member may exercise its Call Rights once during the first quarter of Fiscal Years 2008, 2009 and 2010 with respect to 100.00% of the Class 7 Interests, once during the first quarter of Fiscal Years 2009, 2010 and 2011 with respect to 100.00% of the Class 8 Interests, once during the first quarter of Fiscal Years 2010, 2011 and 2012 with respect to 100.00% of the Class 9 Interests, and once during the first quarter of Fiscal Years 2011, 2012 and 2013 with respect to 100.00% of the Class 10 Interests, in each case upon written notice to the Non-Managing Members delivered no later than February 15 of such Fiscal Year; provided, however, that (1) the Managing Member may not exercise its Call Right with respect to the Class 7 Interests unless it shall first have exercised all of its prior year Call Rights in respect of the Class 4 Interests (and shall substantially simultaneously give notice of its intent to exercise its Call Rights in respect of any remaining Class 4 Interests), (2) the Managing Member may not exercise its Call Right with respect to the Class 8 Interests unless it shall first have exercised its Call Right with respect to the Class 7 Interests, (3) the Managing Member may not exercise its Call Right with respect to the Class 9 Interests unless it shall first have exercised its Call Right with respect to the Class 8 Interests, and (4) the Managing Member may not exercise its Call Right with respect to the Class 10 Interests unless it shall first have exercised its Call Right with respect to the Class 9 Interests. Such written notice will set forth the amount of Class 4 Interests, Class 7 Interests, Class 8 Interests, Class 9 Interests, or Class 10 Interests held by Non-Managing Members that the Managing Member is purchasing and the Closing Date on which such purchase will occur.

(b)               In the event the Managing Member proposes to effect any Change of Control Transaction, the Managing Member shall have the right (the “Change of Control Call Right”), which shall be in addition to its rights under Section 5.3(a), at its election to require the Non-Managing Members to sell 100% of the Class 4 Interests, Class 7 Interests, Class 8 Interests, Class 9 Interests and Class 10 Interests held by such Members as of such time to the Managing Member in accordance with this Section 5.3 for a per Interest purchase price equal to the Fair Market Value for such Call Interest to be paid in cash, or if the Managing Member and the Non-Managing Members mutually agree, in a combination of cash and common stock of the Managing Member or its Affiliates. The Managing Member may exercise its Change of Control Call Right upon written notice to the Non-Managing Members setting forth the Closing Date, which shall be shortly before or substantially simultaneous with the consummation of the Change of Control Transaction, but in any event no earlier than ten business days following the date of delivery of such notice to the Non-Managing Members.

(c)               For any Interest that is a Call Interest, the “Fair Market Value” of such Interest is equal to the product of the Fair Market Multiple multiplied by the aggregate distributions in respect of such Interest pursuant to Section 3.4(b), (c), (d), or (e), as the case may be, without giving effect to reductions, if any, to such distributions pursuant to Section 3.4(i), for the Fiscal Year immediately preceding the Fiscal Year in which the Call Right is exercised; provided, however, that in the event of a Change of Control Transaction, Fair Market Value with respect to any Class of Interests that was not yet entitled hereunder to receive distributions as of the Fiscal Year immediately preceding the Fiscal Year in which the Change of Control Call Right is exercised shall be determined in the reasonable discretion of the Managing Member (it being understood that such Fair Market Value determination shall not take into consideration any discount related solely to the fact that such Interests are unvested); provided further that in no event shall the aggregate Fair Market Value for all Interests called in any given Fiscal Year be less than $1,000.

(d)              On a given Closing Date, the Non-Managing Members shall transfer the applicable Call Interests to the Managing Member free and clear of all liens and encumbrances and will execute all instruments and documents necessary to transfer such Call Interests to the Managing Member, and the Managing Member will pay the Repurchase Price to the applicable Member (or his or her permitted transferees); provided that each purchase of a Member’s Interests under this Agreement, other than a purchase from Management LLC, shall be pursuant to a purchase and sale agreement by and between the Company and the selling Member (and, if applicable, his or her transferee), which shall be substantially in the form attached hereto as Exhibit E (a “Purchase and Sale Agreement”), and the payment of the Repurchase Price in respect of any Class 7 Interests, Class 8 Interests, Class 9 Interests or Class 10 Interests shall be conditioned upon the execution and delivery by the applicable Member of a Purchase and Sale Agreement relating to the purchase). Following the Closing Date, upon the request of the Managing Member, the Non-Managing Members shall execute such further instruments and documents and perform such further acts as may be reasonably required to carry out the transactions contemplated by this Section 5.3.

(e)               As of any Closing Date, the Non-Managing Members shall cease to hold the Interests purchased on the Closing Date, and shall cease to hold the portion of their respective capital accounts attributed to such Interests and shall no longer have any rights with respect to such portion of such Interests, other than the right to receive the applicable Repurchase Price.

Section 5.4                Forfeiture of Interests.

(a)               Upon the Termination of Employment of a Member (other than (i) a termination by the Company without Cause, (ii) a termination by such Member for Good Reason (to the extent applicable), (iii) the death or permanent disability (as such term is used in the disability plan of Nuveen Investments applicable to such Members) of such Member or (iv) as otherwise determined by the Managing Member, including in connection with the terms of any employment agreement), any unvested Interests shall automatically be forfeited, without any further action by the Company or the former Member, and without the payment of any amounts in respect of such forfeited Interests. Upon the Termination of Employment of a Member due to the death or permanent disability of a Member, a number of unvested Interests of such Member shall automatically vest as is equal to (A) the number of unvested Interests held by such Member as of such Termination of Employment multiplied by (B) the quotient obtained by dividing (i) the number of days following the date hereof to the date of such Termination of Employment by (ii) the total number of days between the date hereof and the regularly scheduled vesting date of the applicable Interests (such number of Interests rounded to the nearest whole Interest); any other unvested Interests of such Member shall automatically be forfeited, without any further action by the Company or the Member, and without the payment of any amounts in respect of such forfeited Interests. For the avoidance of doubt, a Termination of Employment of a Member shall not affect such Member’s vested Interests, and a Termination of Employment of a Member by the Company without Cause or by the Member for Good Reason (to the extent applicable) will not result in any forfeiture or otherwise affect the vesting of any unvested Interests; any vested Interests, any unvested Interests that are not forfeited, and a Member’s related status as such, shall remain subject to the terms of this Agreement.

(b)              Upon the occurrence of any Event of Forfeiture by a Member, such action shall be deemed a breach of this Agreement and any Class 7 Interests, Class 8 Interests, Class 9 Interests or Class 10 Interests, whether or not vested, shall automatically be forfeited, without any further action by the Company or the former Member, and without the payment of any amounts in respect of such forfeited Interests.

(c)               Forfeited Interests shall cease to have any rights or to be entitled to any payments whatsoever hereunder, including in respect of any distribution or Call Right proceeds.

ARTICLE VI

DISSOLUTION AND TERMINATION

Section 6.1                Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of all of the Members, or (b) entry of a decree of judicial dissolution pursuant to § 18-802 of the Act. The Managing Member shall promptly notify the Members of any dissolution of the Company.

Section 6.2                Liquidation. Upon the dissolution of the Company, the Managing Member, or if there is none, the Person or Persons approved by (a) Members holding a majority of the Class 1 Interests, (b) Members holding a majority of the Class 2 Interests, (c) Members holding a majority of the Class 3 Interests and (d) Members holding a majority of the Class 4 Interests shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in allocations and distributions during liquidation in the same proportions, as specified in Sections 3.3 and 3.4, as before liquidation. The proceeds of liquidation shall be distributed as set forth in Section 3.2.

Section 6.3                Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Section 6.2 and the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

Section 6.4                Claims of the Members. All Members and former Members shall look solely to the Company’s assets for any return of their capital contributions and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE VII

RECORDS AND REPORTS

Section 7.1                Books and Records. The Company shall, and the officers shall use all commercially reasonable efforts to enable the Company to, keep complete and accurate books of account with respect to the operations of the Company, prepared in accordance with generally accepted accounting principles, using the accrual method of accounting, consistently applied. Such books shall reflect that the Interests have not been registered under the Securities Act, and that the Interests may not be Transferred without registration under the Securities Act or exemption therefrom and without compliance with Article V. Such books shall be maintained at the principal office of the Company.

Section 7.2                Accounting. The Company’s books of account shall be kept on the accrual method of accounting, or on such other method of accounting as the Managing Member may from time to time determine, with the advice of independent public accountants, and shall be closed and balanced at the end of the Fiscal Year. The taxable year of the Company shall be the twelve (12) months ended December 31 or such other taxable year as the Managing Member may designate.

Section 7.3                Financial and Compliance Reports. The Company shall, and the officers shall use all commercially reasonable efforts to enable the Company to, furnish to the Members each of the following: (a) within 5 business days after the end of each month and each fiscal quarter, an unaudited financial report of the Company of the statement of income and statement of cash flows and balance sheet as of the last day of such month or quarter, which report shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting, consistently applied (except that the financial report may (i) be based on estimates to the extent actual data is not available and be subject to adjustments of such estimates within 5 business days after the end of each month and each fiscal quarter, (ii) be subject to normal year-end audit adjustments which are neither individually nor in the aggregate material and (iii) not contain all notes thereto which may be required in accordance with generally accepted accounting principles) and shall be certified by the most senior financial officer of the Company to have been so prepared; (b) as soon as practicable and in any event within 5 business days after the end of each month and each fiscal quarter, a report prepared in a similar manner and certified by the most senior financial officer of the Company to have been so prepared, which shall include: (i) statements of operations, changes in Members’ capital accounts and cash flows of the Company for such month or quarter, together with a-cumulative income statement from the first day of the then-current Fiscal Year to the last day of such month or quarter; and (ii) a balance sheet of the Company as of the last day of such month or quarter; (c) within 30 days after the end of each Fiscal Year or within such other time as the Managing Member agrees, audited financial statements of the Company, which shall include statements of operations, changes in Members’ capital accounts and cash flows for such year and a balance sheet as of the last day thereof, each prepared in accordance with generally accepted accounting principles, using the accrual method of accounting, consistently applied, certified by independent public accountants satisfactory to the Managing Member; (d) if requested by the Managing Member, within 5 business days after the end of each calendar quarter, the Company’s operating budget for each of the next four fiscal quarters, in such form and containing such estimates as may be requested by the Managing Member from time to time; (e) copies of all financial statements, reports, notices, press releases and other documents released to the public; (f) as promptly as is reasonably possible following request by the Managing Member from time to time, such operations and/or performance data as may be requested; and (g) any other financial or other information available to the officers as the Managing Member shall have reasonably requested on a timely basis.

Section 7.4                Meetings. The Company and its officers shall hold such regular meetings at the Company’s principal place of business with representatives of the Managing Member not more frequently than quarterly (except in special circumstances) as may be reasonably requested by the Managing Member from time to time. These meetings shall be attended (either in person or by telephone) by such of the officers and other employees of the Company as may be reasonably requested by the Managing Member or any of the officers. The Company will reimburse the reasonable travel expenses of any representative of the Managing Member who attends each such meeting. At each meeting, the officers shall make such presentations regarding the Company and its performance, operations and budgets as may be reasonably requested by the Managing Member, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding the Company, and the attendees at the meeting shall discuss and consider such proposals and suggestions.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                Restrictive Covenants.

(a)               Each Member agrees that during the term of such Member’s employment with the Company or any of its Affiliates and for the period following the date of such Member’s Termination of Employment as set forth on Exhibit F attached hereto with respect to such Member (the “Restricted Period”), the Member will not engage in any Prohibited Solicitation Activity. In addition, each Member agrees that during the term of such Member’s employment with the Company or any of its Affiliates, such Member will not engage in any activity, if as a result of engaging in such activity, such Member or any of his or her Affiliates would be engaged in a Prohibited Investment Management Services.

(b)              At all times during a Member’s employment with the Company or any of its Affiliates and during the Restricted Period thereafter, each Member agrees to advise the

Managing Member of the identity of any prospective employer (or other service recipient) of such Member within fifteen (15) days of accepting any employment (or agreeing to perform services). The Company may serve notice upon each such employer or service provider that such Member is bound by this Agreement and/or the Purchase and Sale Agreement, and furnish each such employer or service provider with a copy of the relevant provisions of this Agreement and/or the Purchase and Sale Agreement.

(c)               Each Member acknowledges that such Member currently has and will have knowledge of confidential information with respect to the Company and its Affiliates, including certain trade secrets of the Company and its Affiliates and information concerning their respective employees, businesses and clients, including, without limitation, information regarding specific client mandates, instructions and guidelines and specific client fee arrangements. Each Member shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret or confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses (including, without limitation, any information regarding specific client mandates, instructions and guidelines, specific client fee arrangements, trade secrets, research, secret data, business methods, operating procedures or programs), which shall have been obtained by or become known to such Member during the Employee’s employment by the Company or any of its Affiliates during the term of such Member’s membership in the Company and which shall not be or become public knowledge (other than by acts by the Member in violation of this Agreement) (collectively, the “Trade Secrets and Confidential Information”). During and after termination of any Member’s employment with the Company or any of its Affiliates, such Member shall not, without the prior written consent of the Company, as may be necessary for the Member to perform the Member’s duties to the Company and its Affiliates, or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of use or disclosure purportedly so required), use, copy, transmit, communicate, divulge, disclose, or publish, or knowingly or negligently permit others to use, copy, transmit, communicate, divulge, disclose, or publish, any Trade Secrets and Confidential Information to anyone other than the Company and its Affiliates. For the purposes of this Section 8.1(c), specific information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. All records, files, memoranda, reports, customer lists, documents and the like that constitute Trade Secrets and Confidential Information that the Member uses, prepares or comes into contact with during the course of his or her employment with the Company or any of its Affiliates or status as a Member shall remain the sole property of the Company and/or one or more of its Affiliates, as applicable, and shall be turned over to the Company or its applicable Affiliate upon termination of the Member’s employment. Each Member hereby expressly consents to the use during such Member’s employment with the Company or any of its Affiliates of his name and/or likeness by the Company and its Affiliates in trade publications and other media for commercial purposes, provided that such use is reasonably related to the services provided by the Member.

(d)              Each Member acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and value of the Company and to prevent the Member from interfering with the business of the Company and its Affiliates as a result of or following Termination of Employment and, if applicable, sale of the Member’s Interests; (ii) the

Member’s investment in the Company is not a condition to continued employment with the Company and is a voluntary investment on the part the Member, (iii) because of the nature of the business in which the Company and its Subsidiaries are engaged and because of the nature of the client information and confidential information to which the Member has access, it would be impractical and excessively difficult to determine the actual damages to the Company and its Subsidiaries and, therefore, the Company, in the event the Member breached any of the covenants of this Section 8.1; and (iv) remedies at law (such as monetary damages) for any breach of the Member’s obligations under this Section 8.1 would be inadequate. Each Member hereby acknowledges and agrees that his or her agreement to and compliance with the restrictions contained herein are not burdensome to the Member in light of the opportunities that remain open to the Member despite these restrictions. Moreover, each Member acknowledges that he or she has means available for the pursuit of a livelihood that would not result in a violation of this Section 8.1. Each Member therefore agrees and consents that if the Member commits any breach or threatens to commit a breach of a covenant under this Section 8.1 (in such capacity, a “Breaching Member”), other than an inadvertent immaterial breach, such breach shall constitute an Event of Forfeiture and a breach of this Agreement, and all rights with respect to the Interests held by such Member, whether vested or unvested, shall be forfeited. In addition to (and not in lieu of) any other right or remedy that may be available to the Company under this Agreement or otherwise, each Member agrees that the Company will be entitled to the following remedies:

(1)       Money damages from the Breaching Member, including, without limitation, the obligation to pay over to the Company all compensation received in connection with such activities, and the Company shall have the right to set off any damages incurred by it against any amounts owed to the Member by the Company; and

(2)       Injunctive, declaratory or other non-monetary equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Section 8.1.

(e)               In the event that any provision of this Section 8.1 are finally determined by a court of competent jurisdiction to be unenforceable, each Member and the Company hereby agree that such court shall have jurisdiction to reform this Section 8.1 or any other provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 8.1 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

(f)               A Member’s obligations, and any and all rights of the Company, under this Section 8.1 shall terminate at the end of the Restricted Period, provided that, notwithstanding the foregoing, a Member’s obligations under the Purchase and Sale Agreement, if any, shall be enforceable in accordance with the terms thereof.

Section 8.2                Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any Member, Managing Member, officer or employee (including the members of the Executive Committee) of the Company from and against any and all claims and demands arising by reason of the fact that such Person is, or was, a Member, Managing Member, officer or employee of the Company.

Section 8.3                Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, the debts, obligation and liabilities of the Company, whether arising in tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be personally liable for any debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 8.4                Notices. All notices, requests, elections, consents or demands permitted or required to be made under this Agreement (“Notices”) shall be in writing, signed by the Person or Persons giving such Notice and shall be delivered personally or by confirmed facsimile, or by commercial courier to the other Members, at their addresses set forth on Exhibit B, or at such other addresses as may be supplied by written notice given in conformity with the terms of this Section 8.4. All Notices to the Company shall be made to the Managing Member at the address set forth on Exhibit B, with a copy (which shall not constitute notice) to the President of the Company at the principal offices of the Company. The date of any such personal or facsimile delivery or the date of delivery by an overnight courier shall be the date of such notice.

Section 8.5                Consents. Any action that may be taken by the Members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member or Members holding sufficient Interests to authorize or approve such action at such meeting.

Section 8.6                Amendments. Except as otherwise provided in this Agreement, the Managing Member may amend this Agreement without consent of any other Member; provided that (x) no amendment to this Agreement may require any Member to make capital contributions to the Company or otherwise make such Member liable for the debts and obligations of the Company without such Member’s written consent and (y) any amendment of the terms of this Agreement that would directly and adversely affect the rights or obligations associated with the Class or Classes of Interests held by any Member or group of Members shall, unless otherwise provided in this Agreement, require the written consent of the Members holding a majority of each Class or Classes of Interests so affected.

Section 8.7                No Partition. No Member nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right. It is the intent of the Members that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to Transfer or otherwise dispose of his interest in the Company shall be subject to the limitations and restrictions of this Agreement.

Section 8.8                Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

Section 8.9                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement.

Section 8.10              Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. The parties hereto shall negotiate to replace such invalid provision with another provision with similar economic effect.

Section 8.11              Entire Agreement. This Agreement and the schedules and exhibits hereto supersede the prior understandings and agreements among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any conflict between this Agreement and an employment agreement between a Member and the Company, the terms of such employment agreement shall control with respect to such Member.

Section 8.12              Successors and Assigns; No Third Party Beneficiaries. Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successors-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement. No provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Members and, subject to the restrictions on Transfer set forth herein, their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof; provided that with respect to each Call Right exercised pursuant to Section 5.3 and provided that the Non-Managing Members deliver the Call Interests with respect to such Call Right in accordance with all of the requirements set forth in Section 5.3 and satisfy any obligations required under the limited liability company agreement of Management LLC, after 3 business days of such delivery of such Call Interests, the members of the Management LLC shall have the right to enforce Section 5.3 with respect to the payment for such Call Interests but only to the extent such right is not being enforced by the Non-Managing Members.

Section 8.13              Creditor. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of (i) any Member or (ii) the Company, other than a Member who is also a creditor of the Company.

Section 8.14              Interpretation. All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence. All references to herein, hereof, hereto or similar terms refer to this Agreement and the Exhibits hereto. All references to “Section,” “Article,” “Exhibit” or similar terms refer to the Sections, Articles, Exhibits hereto. Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Any fee paid by Nuveen to NWQ pursuant to that certain letter, dated as of the date hereof, from Nuveen to 2049 Managers, LLC regarding pre-bonus operating income associated with Nuveen Global Advisors, LLC shall be excluded from all provisions of this Agreement relating to earnings and income of the Company (including the definition of Adjusted EBITA, Section 4.4 and Section 4.5) other than the definition of Pre-Bonus Operating Income as used in and for purposes of the treatment of Class 4 Interests under Articles III and V of this Agreement.

Section 8.15              Arbitration of Disputes.

(a)               Any dispute arising out of or relating to this Agreement, a Purchase and Sale Agreement or the negotiation, breach, termination, performance or validity thereof shall be submitted to binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). If J.A.M.S./Endispute is unable or unwilling to arbitrate the matter, the matter shall be settled by arbitration conducted in accordance with the Center for Public Resources Rules for Non-administered Arbitration of Business Disputes before a neutral advisor selected by the Center for Public Resources from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Los Angeles, California.

(b)              In connection with any arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party thereto and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within forty-five (45) days of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement or a Purchase and Sale Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)               The parties covenant and agree that they will participate in any such arbitration in good faith.

(d)              Each of the parties hereto (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or a Purchase and Sale Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address set forth opposite such party’s name on the Interest Schedule. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

Section 8.16              Tax Treatment and Elections. The Company shall be treated as a partnership for income tax purposes, the Members shall be treated as partners for federal income tax purposes and each of the Members agrees to report consistently with such treatment. The Managing Member shall make all elections necessary to give effect to such treatment. The Managing Member shall be the “tax matter partner” of the Company within the meaning of § 6231(a)(7) of the Code and shall have the power to cause the Company to make all elections required or permitted to be made for income tax purposes. Without limiting the generality of the foregoing, the Managing Member shall make and maintain an election under § 754 of the Code on behalf of the Company, and the Members other than the Managing Member shall provide such information and sign such documents as the Managing Member may request to enable the Managing Member to make and maintain such election on behalf of the Company.

Section 8.17              Liquidation Valuation Safe Harbor. (i) The Company is authorized and directed to elect the liquidation valuation safe harbor provided by proposed Treasury Regulations Section 1.83-3(I) (and any successor provision) and IRS Notice 2005-43 and (ii) the Company and each of its Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) agree to comply with all requirements of such safe harbor with respect to all interests in the Company transferred in connection with the performance of services while such election remains effective.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have made this Agreement effective as of the date and year first above-written.

NUVEEN INVESTMENTS, INC.

By:	/s/ Alan G. Berkshire
	Name:	Alan G. Berkshire
	Title:	Sr. Vice President

2049 MANAGERS, LLC

By:	/s/ Michael C. Mendez
	Name:	Michael C. Mendez
Title:

Additional Member Signatures Attached